Exhibit 10.2

NORTHROP GRUMMAN 2006 ANNUAL INCENTIVE PLAN
AND
INCENTIVE COMPENSATION PLAN
As amended and restated effective January 1, 2022
SECTION I
PURPOSE
Northrop Grumman has an annual incentive program to promote the success of the Company and render its operations profitable to the maximum extent by providing incentives to key employees. Participating employees have varying degrees of impact on the overall success and performance of the Company. To facilitate the appropriate incentive level for each Participant, Northrop Grumman utilizes two incentive plans that use common financial and business performance criteria:
•The Incentive Compensation Plan (ICP)

•The Annual Incentive Plan (AIP)

SECTION II
DEFINITIONS
1.     Company—Northrop Grumman Corporation and such of its subsidiaries as are consolidated in its consolidated financial statements.
2.    Committee—The Compensation Committee of the Board of Directors of the Company.
3.    Incentive Compensation—Awards payable under these plans.
4.    Participant—An employee of the Company granted or eligible to receive Incentive Compensation award under one of these Plans.
5.    Performance Criteria—The performance criteria is a weighted combination of various financial and non-financial factors approved by the Committee for the Performance Year.
6.    Performance Year—The year with respect to which an award of Incentive Compensation is calculated and paid.
7.    Plans—Collectively, the Incentive Compensation Plan (ICP) and/or the Annual Incentive Plan (AIP).
8.    Plan Year—The fiscal year of Northrop Grumman Corporation.
SECTION III
PARTICIPATION
Employees may be eligible for incentive compensation under one of the Northrop Grumman incentive plans as described below.

1.    Incentive Compensation Plan (ICP)
a.    Employees eligible to receive incentive compensation under the ICP are elected corporate officers of the rank of vice president and above and the presidents of those consolidated subsidiaries that the Committee determines to be significant in the overall corporate operations.
b.    Directors, as such, shall not participate in the ICP, but the fact that an elected corporate officer or subsidiary president is also a director of the Company shall not prevent participation.
2.    Annual Incentive Plan (AIP)
a.    Employees eligible to receive incentive compensation awards under the AIP are appointed vice presidents, senior management, middle management and individual key contributors (employees normally in a position that customarily perform quasi-management or team leadership duties). In addition, employees may be eligible to participate in the AIP if they have specific individual goals that directly contribute to the attainment of their respective business unit’s operating goals or if employees are considered “high performing” and are in a position to make measurable and significant contributions to the success of the Company.
b.    At the beginning of, or prior to, a performance year, the Company’s CEO approves the number of participants eligible for participation in the AIP. Participants are then selected by their management based on an assessment of their position relative to other candidates, their performance, and their potential impact on achievement of business unit and the Company goals.
c.    Participation in the AIP during any performance year does not imply nor guarantee participation in the AIP in future years.
3.    Non-Duplication of Awards
A participant may not receive an incentive compensation award under more than one of the above plans for the performance year. The exception to this is in the event that an individual is a participant in a particular plan for a portion of the performance year and then is selected to participate in one of the other plans for the remainder of that performance year. In this event, an individual may receive pro-rated awards based on the time that he/she participated in each plan.
4.    Death, Disability, or Retirement
A participant may be eligible to receive a pro-rated incentive compensation award in the event of the employee’s death, disability, or retirement. In the case of a deceased participant, such incentive compensation award will be paid to the participant’s estate.
5.    Employment Status
Except as provided in Section III 4 (see above), in order to be eligible to receive a payment from these plans, a participant must be an active employee of the Company as of December 31 of the plan year, unless an exception is approved in writing by the Company’s chief human resources officer.

SECTION IV
GOAL SETTING AND PERFORMANCE CRITERIA
Goal setting and performance planning are essential elements of plan administration. This requires establishing performance criteria, such as annual goals, goal weights, and performance measures. The Committee approves the annual business and financial goals for the Company, as described below, in writing within the first 90 days of a Performance Year, at a time when it is substantially uncertain whether the Participant will earn any amount of Incentive Compensation.
1.    Corporation Goals
For each performance year, until otherwise determined by the Committee, financial and non-financial objectives will be established by the Committee.
2.    Financial Measures
a.    The CEO’s recommended goals are reviewed and amended as appropriate, and established by the Committee. Measures may include, but are not limited to: cash management, cash flow, return on investment, debt reduction, revenue growth, net earnings, and return on equity.
b.    The Committee approves a performance threshold, a target level and a maximum performance level for each of the financial measures for the performance year.
3.    Supplemental Goals
Supplemental goals may be either qualitative or quantitative such as, but not limited to: customer satisfaction, contract acquisition, delivery schedule, cycle-time improvement, productivity, quality, workforce diversity, and environmental management. The CEO recommends the supplemental goals based on sector goals contained in Annual Operating Plans and corporate office goals established prior to the beginning of each year. Supplemental goals have stated milestones and weights. The CEO’s recommended supplemental goals are reviewed and amended as appropriate, and established by the Committee.
4.    Individual Goals
Each year participants develop individual goals that support achievement of the Company’s business plan and the specific goals established by the Committee in the three aforementioned corporation goals. Individual goals are prepared, approved and documented. The employee’s manager reviews these goals with each participant to ensure they are aggressive, coordinated and focused on attainment of Company business objectives.

SECTION V
PERFORMANCE DETERMINATION
At the end of the performance year, the CEO evaluates the performance of each of the operating units and that of the overall Company against the financial and business goals established at the beginning of the performance year and submits an assessment to the Committee.

The CEO’s final evaluation of performance (the “unit performance factor” or “UPF”) is stated numerically and is a performance multiplier for individual incentive targets. The UPF will vary from 0.0 to a maximum as approved by the Committee.
The Committee, in its discretion, after taking into account its appraisal of the overall performance of the Company in the attainment of such predetermined financial and non-financial objectives, may either increase or decrease the company UPF for these plans.

SECTION VI
INCENTIVE COMPENSATION APPROPRIATIONS
1.    The amount appropriated for the plans for a performance year is based on the CEO’s determination of the UPF (as approved or modified by the Committee) and applied to the individual incentive targets of participants. These performance-adjusted targets are aggregated into the “Appropriated Incentive Compensation” for the performance year.
2.    In no event shall incentive compensation payable to participants for a performance year exceed the appropriated incentive compensation for the plans as approved by the Committee.
3.    Any appropriated incentive compensation for a performance year, which is not actually distributed to the participants as awards for such year, cannot be transferred to the following performance year.

SECTION VII
INCENTIVE COMPENSATION AWARDS
1.    Individual Award Factors
a.    Target award percentage—is established annually and is a percentage of annual aggregate salary that reflects the varying impact of participant’s positions on business results. Generally, vice presidents will have higher target award percentages than senior middle managers and so forth.
b.    Individual performance—prior to the submission of recommended incentive compensation awards, each participant will be evaluated by the participant’s management in relation to achievement of predetermined individual goals and relative contribution during the performance year compared to other participants to the success or profit of the Company. This assessment of performance (the “individual performance factor” or “IPF”) is stated numerically and is a performance multiplier for individual incentive targets. The IPF may range from 0 to 1.5.
c.    Both the IPF and the UPF are multipliers for the individual participant’s target award percentage to determine that participant’s incentive compensation award.
2.    ICP Awards
The Committee shall review the CEO’s recommendations and make the final determination of each individual ICP participant’s incentive compensation award for the performance year (except with respect to the CEO’s incentive compensation award, on which the Committee will make a recommendation to the Board for final determination).

3.    AIP Awards
a.    Prior to the payment of any incentive compensation awards for a performance year, the CEO, or their delegate, may in their discretion, adjust or reduce to zero recommended amounts of incentive compensation awards to all or any of the participants.
b.    The CEO or the CEO’s delegate shall determine the amount of any adjustment in a participant’s incentive compensation award on the basis of such factors as the CEO deems relevant, and shall not be required to establish any allocation or weighting component with respect to the factors the CEO considers.

SECTION VIII
ADMINISTRATION OF THE PLANS
1.    ICP: The Committee shall be responsible for the administration of the Plan. The Committee shall:
a.    Interpret the ICP, make any rules and regulations relating to that plan, determine which consolidated subsidiaries are significant for the purpose of the first paragraph of SECTION III, and determine factual questions arising in connection with the ICP, after such investigation or hearing as the Committee may deem appropriate.
b.    As soon as feasible after the close of each performance year and prior to the payment of any incentive compensation for such performance year, review the performance of each participant and determine the amount of each participant’s individual incentive compensation award, if any, with respect to that performance year.
c.    Have discretion in determining incentive compensation awards under the ICP, except that in making awards the Committee may, in its discretion, request and consider the recommendations of the CEO and others whom it may designate, and further except with respect to the CEO’s incentive compensation awards for which the Committee will make a recommendation to the Board and the Board will have discretion in determining the CEO’s incentive compensation awards under the ICP.
d.    Any decisions made by the Committee under the provisions of this SECTION VIII, as well as any interpretations of the ICP by the Committee, shall be conclusive and binding on all parties concerned.
2.    AIP: The CEO shall be responsible for the administration of this plan. The CEO shall:
a.    Interpret the AIP, make any rules and regulations relating to the plan, and determine factual questions arising in connection with the AIP.
b.    As soon as feasible after the close of each performance year and prior to the payment of any incentive compensation for such performance year, review the recommended awards of selected participants, as determined by the CEO, to determine if the award is appropriate with respect to that performance year, making any adjustments as the CEO deems necessary and approving each such award.
c.    Review and approve the total incentive compensation award expenditure of each sector and the Company overall.
d.    Any decisions made by the CEO under the provisions of this Section VIII, as well as any interpretation of the AIP by the CEO, shall be conclusive and binding on all parties concerned.

SECTION IX
METHOD OF PAYMENT OF INCENTIVE
COMPENSATION TO INDIVIDUALS
1.    ICP Payments
a.    The amount of incentive compensation award determined for each participant with respect to a given performance year shall be paid in cash or in common stock of the Company (“Northrop Grumman common stock”) or partly in cash and partly in Northrop Grumman common stock, as the Committee may determine. Subject to any applicable deferred compensation election to the contrary, payment of the Incentive Compensation award with respect to a given Performance Year shall be made in a lump sum payment between February 15 and March 15 of the year following such Performance Year.
b.    The Committee may impose such conditions, including forfeitures and restrictions, as the Committee believes will best serve the interests of the Company and the purposes of the ICP.
c.    In making awards of Northrop Grumman common stock, the Committee shall first determine all incentive compensation awards in terms of dollars. The total dollar amount of all incentive compensation awards for a particular year shall not exceed the appropriated incentive compensation for that performance year under the ICP. After fixing the total amount of each Participant’s incentive compensation award in terms of dollars, then if some or all of the award is to be paid in Northrop Grumman common stock, the dollar amount of the incentive compensation award so to be paid shall be converted into shares of Northrop Grumman common stock by using the fair market value of such stock on the date of the award. “Fair market value” shall be the closing price of such stock on the New York Stock Exchange on the date of the award, or, if no sales of such stock occurred on that date, then on the last preceding date on which such sales occurred.
d.    If an incentive compensation award is paid in Northrop Grumman common stock, the number of shares shall be appropriately adjusted for any stock splits, stock dividends, re-capitalization or other relevant changes in capitalization effective after the date of award and prior to the date as of which the participant becomes the record owner of the shares received in payment of the award. All such adjustments thereafter shall accrue to the participant as the record owner of the shares.
e.    Northrop Grumman common stock issued in payment of incentive compensation awards may, at the option of the Board of Directors, be either originally issued shares or treasury shares.

f.    Distribution of awards shall be governed by the terms and conditions applicable to such awards, as determined by the Committee or its delegate. An award, the payment of which is to be deferred pursuant to the terms of an employment agreement, shall be paid as provided by the terms of such agreement. Awards or portions thereof deferred pursuant to the Northrop Grumman Deferred Compensation Plan, the Northrop Grumman Savings Excess Plan, or any other deferred compensation plan or deferral arrangement shall be paid as provided in such plan or arrangement.
g.    The Company shall have the right to deduct from all payments under the ICP any federal, state, or local taxes required by law to be withheld with respect to such payments.
h.    No participant or any other party claiming an interest in amounts earned under the ICP shall have any interests whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the ICP, such right shall be equivalent to that of an unsecured general creditor of the Company. Awards payable under the plan shall be payable in shares or from the general assets of Northrop Grumman, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards.
i.    The Committee shall have the right to interpret the provisions of this SECTION IX, to determine questions arising under it or in connection with its administration, and to issue regulations and take actions implementing its provisions.
2.    AIP Payments
a.    The amount of incentive compensation award determined for each participant with respect to a given performance year shall be paid in cash between February 15 and March 15 of the year following that performance year.
b.    The Company shall have the right to deduct from all payments under this plan any federal, state, or local taxes required by law to be withheld with respect to such payments.
c.    No participant or any other party claiming an interest in amounts earned under the AIP shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the plan, such right shall be equivalent to that of an unsecured general creditor of the Company. Awards payable under the AIP shall be payable in shares or from the general assets of Northrop Grumman, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards.

SECTION X
AMENDMENT OR TERMINATION OF PLANS
The Committee shall have the right to terminate or amend these plans at any time and to discontinue further appropriations to the plans.
Without limiting the generality of the preceding paragraph, the Committee reserves the right to adjust performance measures, the applicable performance goals and performance results with respect to either or both of the plans to the extent the Committee determines such adjustment is reasonably necessary or advisable to preserve the intended incentives and benefits under the plans to reflect (1) any change in capitalization, any corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation, (2) any change in accounting policies or practices, or (3) the effects of any special charges to earnings, or (4) any other similar special circumstances.

SECTION XI
EFFECTIVE DATE
These plans were first effective for performance years commencing with 2006, were amended and restated effective for performance years commencing with and following 2008, were again amended and restated effective for performance years commencing with and following 2022, and shall stay in effect until amended, modified or terminated by the Committee. The provisions of these plans shall supersede and replace those of prior plan documents, including but not limited to the 2002 Incentive Compensation Plan for Section 162(m) Officers.

SECTION XII
RECOUPMENT
Any payment of an incentive compensation award is subject to recoupment pursuant to the Company’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, and the participant shall promptly make any reimbursement requested by the Board of Directors of the Company or the Committee pursuant to such policy with respect to any incentive compensation award payments. Further, the participant agrees, by accepting an incentive compensation award, that the Company and its affiliates may deduct from any amounts it may owe the participant from time to time (such as wages or other compensation) to the extent of any amounts the participant is required to reimburse the Company pursuant to such policy with respect to the award.

SECTION XIII
MISCELLANEOUS
1.    Participation in any plan shall not constitute an agreement of the participant to remain in the employ of and to render services to the Company, or of the Company to continue to employ such participant, and the Company may terminate the employment of a participant at any time with or without cause.
2.    In the event any provision of the plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the plans, and the plans shall be construed and enforced as if the illegal or invalid provision had not been included.
3.    All costs of implementing and administering the plans shall be borne by the Company.
4.    All obligations of the Company under the plans shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
5.    The plans and any agreements hereunder, shall be governed by and construed in accordance with the laws of the state of Delaware.

6.    The rights of a participant or any other person to any payment or other benefits under either of the plans may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent or distribution.
Neither of the plans constitutes a contract. Neither of the plans confers upon any person any right to receive a bonus or any other payment or benefit. There is no commitment or obligation on the part of Northrop Grumman (or any affiliate) to continue any bonus plan (similar to the plans or otherwise) in any particular year.